Exhibit 99.1
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
Board of Directors
Pharmion Corporation
2525 28th Street
Boulder, Colorado 80301
Ladies and Gentlemen:
We hereby consent to the inclusion of our opinion letter, dated November 17, 2007, to the Board of Directors of Pharmion Corporation (“Pharmion”) as Annex D to, and reference thereto under the headings “SUMMARY — Opinion of Pharmion’s Financial Advisor” and “PHARMION PROPOSAL NO. 1 - APPROVAL OF THE MERGER, THE MERGER — Opinion of Pharmion’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Pharmion and Celgene Corporation, which proxy statement/prospectus forms a part of Celgene Corporation’s Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

January 22, 2008